Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Grayson Hall to Succeed Earnest Deavenport as Chairman of Regions Financial

BIRMINGHAM, Ala. – (BUSINESS WIRE) – February 21, 2013 – Grayson Hall, president and CEO of Regions Financial Corp. (NYSE:RF) has been elected by the Board of Directors to succeed Earnest W. Deavenport Jr. as chairman of the Board of Directors, effective May 16, 2013.

Deavenport, 74, who previously received an exemption to serve beyond the company’s mandatory retirement age, will retire from the Regions Board on the eve of the company’s 2013 annual meeting of stockholders. He has served as a director since 1999 and assumed the position of non-executive chairman in 2010, playing a critical role in successfully guiding the company through a period of significant challenges and transformational events. His experience gained as CEO and chairman of the Board of Eastman Chemical Company, as well as his service as director of a number of public and private companies was invaluable in guiding Regions at a critical time in its history.

Hall, 55, has served as Regions’ president and CEO since March 2010. He began his banking career in 1980 when he joined the management training program at AmSouth Bank, which merged with Regions in 2006. He has served in roles of increasing responsibility in areas including Operations, Technology, Consumer Banking, Commercial Banking, and Wealth Management. Hall was elected vice chairman and a member of the Boards of Directors of Regions Financial Corporation and Regions Bank in 2008.

“Earnie Deavenport has provided remarkable leadership to our company, and I’m personally grateful for the astute counsel and guidance he has given me since assuming leadership of Regions,” said Hall. “He has helped guide us through a tremendously difficult environment, and his vision has been integral to revitalizing our company for the benefit of our shareholders, our associates and the communities we serve.”

“I am proud to have been a part of Regions’ remarkable recovery from the financial crisis over the last three years,” said Deavenport. “Grayson has done an outstanding job in leading the company and he is absolutely the right person to continue setting the tone for the organization as it continues to grow and prosper.”

The Board also elected Charles McCrary, chief executive officer of Alabama Power Co., as chairman of the Nominating and Corporate Governance Committee effective May 16, 2013. In that capacity he will also serve as the Board’s Lead Independent Director.

About Regions Financial Corporation

Regions Financial Corporation, with $121 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.